Oppenheimer Global High Yield Fund
NSAR Exhibit - Item 77D

Oppenheimer Global High Yield Fund (the “Registrant”) has added a wholly-owned subsidiary.  A description is contained in the prospectus and statement of additional information dated July 27, 2015, filed in Post-Effective Amendment No. 4 to the Registrant’s Registration Statement, Accession Number 0000728889-15-000879, which is hereby incorporated by reference in response to Item 77D of the Registrant’s Form N-SAR.